UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2009

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3750 STATE ROAD, BENSALEM, PA 19020
(Address of principal executive offices) (Zip Code)

(215) 245-9100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On April 2, 2009, Charming Shoppes, Inc. (the “Company”) appointed James P. Fogarty as President, Chief Executive Officer, and Director of the Company.  Mr. Fogarty was not immediately appointed to any committee of the Board of Directors, but is expected to be appointed to various committees in the future.

Mr. Fogarty, 40, most recently was a Managing Director with Alvarez & Marsal (“A&M”), a premier independent global professional services firm providing leadership, problem-solving, and value-creation services across the industry spectrum.  He had also been a member of the A&M’s Executive Committee for North America Restructuring.  In his almost 15 years with A&M, he provided performance improvement, crisis management, and restructuring advisory services to numerous companies in various sectors.

During his tenure at A&M, Mr. Fogarty most recently served as President and Chief Operating Officer of Lehman Brothers Holdings from September 2008 to the present time.  From September 2005 through February 2008, he was President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America.  He served as the Chief Financial Officer at Levi Strauss & Co. from 2003 to 2005.  From December 2001 through September 2003, he served as Senior Vice President and Chief Financial Officer of The Warnaco Group, a then $1.5 billion global apparel maker, which emerged from bankruptcy in early 2003 after completing a successful turnaround during his tenure.

In connection with his appointment as President and Chief Executive Officer, the Company and Mr. Fogarty signed an offer letter (the “Letter”) on April 2, 2009 setting out his compensation arrangement.  Mr. Fogarty will receive an annual base salary of $1,000,000 and is eligible to receive an annual bonus of up to 200% of base salary (150% is the target level for such bonus) based on the achievement of certain performance goals of the Company.  The Company agreed to pay, in April 2010, a guaranteed bonus of up to $1,500,000 for his first year of employment to the extent Mr. Fogarty fails to achieve a bonus at target.  Mr. Fogarty is also eligible to participate in the Company’s Long Term Incentive Program beginning in Spring 2011.  The Letter also provides for Mr. Fogarty’s participation in the Company’s retirement and other employee benefit programs.  In addition, Mr. Fogarty will be provided with an annual automobile allowance of $15,000, an annual flexible perquisite allowance of $20,000, temporary living and commuting expenses for the first 12 months of his employment, relocation assistance, and a household move reimbursement.

Inducement Grants

As an inducement for Mr. Fogarty to enter into employment with the Company, the Company granted him 2,000,000 stock appreciation rights (“SARs”).   Each SAR represents the right to receive, at exercise, a number of shares of the Company’s common stock with a fair market value at the date of exercise equal to the appreciation in value of the Company’s common stock over the base amount.  The base amount is $1.82 per share, which was the fair market value of the Company’s common stock on April 2, 2009 (the grant date).

An amount equal to 900,000 SARs is subject to time-based vesting.  These SARs will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, subject only to Mr. Fogarty’s continued employment with the Company.  These SARs were granted under the terms of the Company’s 2004 Stock Award and Incentive Plan.

Another 1,100,000 of the SARs is subject to performance-based vesting.  These SARs will vest in four equal installments on the last trading day of each of the Company’s next four fiscal years, subject to Mr. Fogarty’s continued employment with the Company and the closing price of the Company’s common stock equaling or exceeding 120% of the base amount for five consecutive days during the respective fiscal year.  Vesting of the performance-based SARs will be accelerated on the day on which the Company’s common stock equals or exceeds a certain target stock price ($2.40 in fiscal 2010, $3.50 in fiscal 2011, $5.00 in fiscal 2012, and $7.50 in fiscal 2013).  However, vesting in any fiscal year cannot exceed 275,000 SARs plus the number of SARs (if any) that did not vest in a previous fiscal year.  In addition, the number of shares of the Company’s common stock with respect to which the SARs become exercisable will be decreased as necessary so that the aggregate spread (fair market value of the Company’s common stock on the vesting date over the base amount) in a particular fiscal year does not exceed certain specified amounts ($159,500 in fiscal 2010, $1,000,000 in fiscal 2011, $1,750,00 in fiscal 2012, $10,340,500 in fiscal 2013, $3,666,667 in fiscal 2014, and $3,500,000 in fiscal 2015 through 2017).  The performance-based SARs were granted under NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

Both the time-vest and performance-based SARs may be accelerated upon termination of Mr. Fogarty’s employment other than for cause or good reason or within 24 months of a change of control if the successor does not convert the SARs to stock appreciation rights with equivalent terms.  The SARs will terminate on the seventh anniversary of the grant date, or earlier, for certain terminations of employment.

Severance Agreement

In addition to the Letter, the Company also entered into a Severance Agreement (the “Agreement”) with Mr. Fogarty dated as of April 2, 2009.  Under the Agreement, Mr. Fogarty would receive severance benefits upon a termination of employment by the Company other than for “cause”, or upon a termination by the executive for “good reason” (each as defined in the Agreement) (each a “Qualifying Termination”).  In the event of a Qualifying Termination, Mr. Fogarty would receive severance equal to twice his annual base salary, payable over 24 months, monthly reimbursements of COBRA health care premiums during the 24-month severance period (or until he obtains similar coverage from a subsequent employer, if earlier), his prorated annual bonus for the year of termination, based on Company performance, and a lump sum payment equal to his unpaid base salary and accrued and earned vacation pay.  The Company would also provide certain outplacement services.

If there was a Qualifying Termination during the 24-months after a “change of control” (as defined in the Agreement), instead of the severance benefits described above, Mr. Fogarty would receive a lump sum severance amount equal to twice the sum of his annual base salary and cash bonus (averaged over the past three years), a lump sum payment equal to the cost of COBRA health care premiums and life insurance and disability coverage for the 24-months after termination, a prorated annual bonus at target for the year of termination, a lump sum payment equal to his unpaid base salary, and accrued and earned vacation pay.  The Company would also provide certain outplacement services.

Any severance payment due to Mr. Fogarty may be postponed for six months in order to comply with section 409A of the Internal Revenue Code (the “Code”).  At Mr. Fogarty’s option, if an excise tax under section 4999 of the Code is imposed on any payments, the amount of such payments may be reduced to the section 280G threshold amount if such reduction provides Mr. Fogarty with a greater net after-tax amount than would be the case if no reduction was made.

Mr. Fogarty is not entitled to severance payments due to termination for disability or upon retirement or death.  Additionally, if Mr. Fogarty is terminated for cause or other than for good reason or retires, he will only receive accrued base salary and vacation pay through the date of termination.

The Agreement has a three-year term which, at the end of the first year of the three-year term and at the end of each year thereafter, automatically extends for one additional year unless notice of non-renewal is delivered.

During the term of the Agreement and for 24 months following any termination, Mr. Fogarty is subject to non-competition and non-solicitation provisions.  He is also subject to confidentiality and non-disparagement provisions.  We may seek injunctive relief against Mr. Fogarty for breach of these provisions.  In addition, Mr. Fogarty would forfeit payments under the Agreement for a breach of any of these provisions.

Resignation of Interim Chief Executive Officer

In connection with Mr. Fogarty’s appointment, Alan Rosskamm resigned as the Company’s Interim Chief Executive Officer on April 2, 2009.  Mr. Rosskamm will continue as the Company’s Chairman of the Board.  The Company thanks Mr. Rosskamm for his significant contribution and service as Interim Chief Executive Officer.

Upon Mr. Rosskamm’s appointment as Interim Chief Executive Officer, the Company granted him 41,152 SARs.  As a result of Mr. Fogarty’s appointment as President, Chief Executive Officer and Director of the Company, Mr. Rosskamm’s SARs vested.

The foregoing descriptions of the Letter, the Agreement and the SARs are qualified in their entirety by reference to the agreements, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 respectively, to this current report and incorporated herein by reference.

The Company issued a press release on April 3, 2009 with respect to the foregoing, a copy which is attached as Exhibit 99.1 to this current report.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James P. Fogarty.
10.2	Severance Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James P. Fogarty.
10.3	Stock Appreciation Rights Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James B. Fogarty (Inducement Grant).
10.4	Stock Appreciation Rights Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James B. Fogarty (Time-Based Grant).
99.1	Press Release dated April 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMINGSHOPPES, INC.
(Registrant)

Date: April 6, 2009	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James P. Fogarty.
10.2	Severance Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James P. Fogarty.
10.3	Stock Appreciation Rights Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James B. Fogarty (Inducement Grant).
10.4	Stock Appreciation Rights Agreement dated as of April 2, 2009 by and between Charming Shoppes, Inc. and James B. Fogarty (Time-Based Grant).
99.1	Press Release dated April 3, 2009.